Exhibit 99.2

             GATEWAY FINANCIAL ANNOUNCES TWO NEW BOARD APPOINTMENTS


ELIZABETH CITY, N.C., May 16 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co. , announced the appointment today of Billy G. Roughton and W. Taylor Johnson, Jr. as independent directors to its corporate board. They will serve a term of one year, at the end of which time they will be eligible for election to a three-year term.

Mr. Roughton is President of BGR Development, Inc., a commercial and residential real estate development firm serving the Outer Banks of North Carolina. He resides in Southern Shores, North Carolina. Mr. Johnson is President of Taylor Johnson Group, a commercial insurance agency located in Virginia Beach, where he also resides. Both individuals are active in local civic and business organizations.

Gateway Chairman, President and CEO D. Ben Berry commented, "We are looking forward to working with Mr. Roughton and Mr. Johnson on our corporate board. They bring valuable expertise in their respective fields to Gateway, complemented by a highly respected reputation in each of their market areas. We are honored to have them join us."

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co. Gateway Bank & Trust Co. is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach, (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             05/16/2005
    /CONTACT:  D. Ben Berry, Chairman, President and CEO, or
Mark A. Holmes, Senior Executive Vice President and CFO, +1-252-334-1511, both of Gateway Financial Holdings, Inc./